Exhibit 99.1

Artius II Acquisition Inc. Announces the Separate Trading of its Class A Ordinary Shares and Rights, Commencing April 7, 2025

NEW YORK, April 04, 2025 (GLOBE NEWSWIRE) — Artius II Acquisition Inc. (Nasdaq:AACBU) (the “Company” or “Artius”) announced that, commencing April 7, 2025, holders of the units sold in the Company’s initial public offering of 22,000,000 units may elect to separately trade the Class A ordinary shares (including the attached contingent rights) and rights included in the units. Each unit consists of one Class A ordinary share, one right to receive one tenth of one Class A Ordinary Share, and one contingent right. The Class A ordinary shares and rights that are separated will trade on The Nasdaq Global Market under the symbols “AACB” and “AACBR,” respectively. Units that are not separated will continue to trade on The Nasdaq Global Market under the symbol “AACBU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Artius II Acquisition Inc.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on technology enabled businesses that directly or indirectly offer specific technology solutions, broader technology software and services, or financial services to companies of all sizes. The Company was founded by Boon Sim, the Founder and Managing Partner of Artius Capital Partners LLC.  Karen Richardson, Kevin Costello and John Stein serve as board members.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the timing of the separation of the units sold in the Company’s initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Jason Ozone
jason@artiuscapital.com
+1-212-309-7668